UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): August 15, 2011

Behringer Harvard Mid-Term Value Enhancement Liquidating Trust
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51292	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

SPECIAL DISTRIBUTION OF $1.22 PER UNIT OF BENEFICIAL INTEREST

On August 15, 2011, Behringer Harvard Mid-Term Value Enhancement Liquidating Trust (the “Trust”) made a distribution of $5.23 million to its beneficial interest unit holders of record as of July 15, 2011, via a special distribution of $1.22 per unit, representing all the net sales proceeds from the sale of the 2800 W. Mockingbird Lane property on May 26, 2011. Including the income received from the property, the sale resulted in an approximate 2.2% simple annual positive return to the Trust over the 6-1/4 year holding period.

Similar to effect of previous distributions to unit holders that returned capital and profits (where applicable) from the sale of assets and simultaneously reduced the per unit price by the amount of the distribution, with this $1.22 per unit distribution, the current estimated per unit valuation of $5.05 as of December 31, 2010 has been adjusted to $3.83 per unit as of August 15, 2011.  Since estimated valuations are published as of a specific date, and such estimates will fluctuate over time in response to developments related to individual assets in a portfolio and the management of those assets in response to the real estate and finance market fluctuations, there can be no assurance as to the extent to which any estimated valuation should be relied upon for any purpose after its date of publication.  As previously explained, because the Trust is actively in the process of completing the disposition of its remaining properties as soon as practicable, it will not continue making annual estimated valuations of its units.  For a detailed description of the valuation methodologies used to determine, and other limitations related to, the estimated valuation, please refer to the Trust’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 14, 2011. A copy of the Form 8-K is available without charge at the SEC’s website, www.sec.gov, or at www.behringerharvard.com.

The information in this report is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trust has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT LIQUIDATING TRUST

	By:	Behringer Harvard Advisors I LP
Managing Trustee

Dated: August 16, 2011		By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal
and Assistant Secretary